UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[x]   Preliminary Proxy Statement - REVISED

[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

[ ]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to ss.240.14a-12

                            GALAXY ENERGY CORPORATION
                (Name of Registrant As Specified in its Charter)

        ----------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]   Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting
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

                            GALAXY ENERGY CORPORATION
                         1331 - 17TH STREET, SUITE 1050
                             DENVER, COLORADO 80202


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 22, 2006


To the Shareholders of Galaxy Energy Corporation:


         A special meeting of shareholders of Galaxy Energy Corporation, a Colorado corporation (the "Company"), will be held on Wednesday, February 22, 2006, at 10:00 a.m., local time, at 1331 - 17th Street, Suite 1050, Denver, Colorado, for the following purposes:



         1. To consider and vote upon a proposal to approve the issuance of shares of Common Stock upon conversion of the Company's convertible notes issued in 2004 and May 2005, in lieu of cash payments on such convertible notes, and upon the exercise of the Company's warrants, issued or issuable in connection with the convertible notes, to the extent that such issuance requires shareholder approval under the rules of the American Stock Exchange;


         2. To transact such other business as may properly come before the meeting or any adjournment thereof.


         The Board of Directors has fixed January 17, 2006 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the meeting. A complete list of such shareholders will be available for examination at the offices of the Company in Denver, Colorado, during ordinary business hours for a period beginning January 25, 2006 and continuing through the meeting.


         All shareholders are cordially invited to attend the meeting. SHAREHOLDERS ARE URGED, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING, TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND TO RETURN IT PROMPTLY IN THE POSTAGE-PAID RETURN ENVELOPE PROVIDED. If a shareholder who has returned a proxy attends the meeting in person, such shareholder may revoke the proxy and vote in person on all matters submitted at the meeting.

                                   By order of the Board of Directors,


                                   Marc E. Bruner
                                   President and Chief Executive Officer

Denver, Colorado
January 23, 2006

                            GALAXY ENERGY CORPORATION
                         1331 - 17TH STREET, SUITE 1050
                             DENVER, COLORADO 80202


               PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 22, 2006



                                  INTRODUCTION


         The accompanying proxy is solicited by and on behalf of the Board of Directors of the Company for use at a special meeting of shareholders of the Company to be held at the time and place and for the purposes set forth in the foregoing notice. The approximate date on which this proxy statement and the accompanying proxy were first sent to shareholders of the Company is January 23, 2006.


         Shares represented by valid proxies will be voted at the meeting in accordance with the directions given. If no direction is indicated, the shares will be voted for the proposal described in the foregoing notice.


         The Board of Directors is not aware of any other matter to be presented for consideration at the meeting. If any other matter is properly presented for action at the meeting, the proxy holders will vote the proxies in accordance with their best judgment in such matters. The proxy holders may also, if it is deemed to be advisable, vote such proxies to adjourn the meeting or to recess the meeting from time to time. The persons named as proxies will have discretionary authority to vote all shares for which they serve as proxies, including abstentions and broker non-votes, on the adjournment of the meeting, whether or not a quorum is present, to a date not more than 120 days after the original record date to permit further solicitation of proxies.


         Any shareholder of the Company returning a proxy has the right to revoke the proxy at any time before it is exercised by giving written notice of such revocation to the Company addressed to Christopher S. Hardesty, Chief Financial Officer, Galaxy Energy Corporation, 1331 - 17th Street, Suite 1050, Denver, Colorado 80202; however, no such revocation shall be effective until such notice of revocation has been received by the Company at or prior to the meeting.


                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS


         Only holders of record of Common Stock at the close of business on January 17, 2006, the record date for the meeting, are entitled to notice of and to vote at the meeting or any adjournment(s) thereof. The presence of a majority of the Common Stock outstanding on the record date is necessary to constitute a quorum. On the record date for the meeting, there were issued and outstanding [68,668,029] shares of Common Stock. At the meeting, each shareholder of record on the record date will be entitled to one vote for each share registered in such shareholder's name on the record date. The following table provides certain information as to the share ownership of officers and directors individually and as a group, and the holders of more than 5% of our Common Stock as of January 17, 2006:




Galaxy Energy Corporation Proxy Statement - Page 1

                                                              AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER (1)<F1>                   BENEFICIAL OWNERSHIP         PERCENT OF CLASS (2) <F2>
----------------------------------------                       --------------------         --------------------
Marc A. Bruner                                                     12,522,354 (3)<F3>                18.2%
29 Blauenweg
Metzerlen, Switzerland 4116

Resource Venture Management                                          5,222,729                       7.6%
29 Blauenweg
Metzerlen, Switzerland 4116

Bruner Group, LLP                                                    4,500,000                       6.6%
1775 Sherman Street #1375
Denver, Colorado 80203

Marc E. Bruner                                                     1,830,000 (4)<F4>                 2.7%

Carmen Lotito                                                      1,230,000 (5)<F5>                 1.8%

Cecil D. Gritz                                                      280,000 (6)<F6>                    *

Richard E. Kurtenbach                                               172,500 (7)<F7>                    *

Dr. James Edwards                                                   160,000 (8)<F8>                    *

Robert Thomas Fetters, Jr.                                          120,000 (9)<F9>                    *

Thomas W. Rollins                                                   120,000 (9)<F9>                    *

Nathan C. Collins                                                   120,000 (9)<F9>                    *


Christopher S. Hardesty                                             106,000 (10)<F10>                  *


All officers and directors as a group  (9 persons)                 4,122,500 (11)<F11>               5.9%
*less than one percent (1%)
------------------

(1)<F1> To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.


(2)<F2> This table is based on [68,668,029] shares of Common Stock outstanding as of January 17, 2006. If a person listed on this table has the right to obtain additional shares of Common Stock within sixty (60) days from January 17, 2006, the additional shares are deemed to be outstanding for the purpose of computing the percentage of class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of any other person.


(3)<F3> Included in Mr. Bruner's share ownership are shares owned of record by Resource Venture Management and Bruner Group, LLP. Mr. Bruner is a control person of both these entities. Also included in Mr. Bruner's share ownership are 203,390 shares issuable upon exercise of warrants.

(4)<F4>  Includes 330,000 shares issuable upon exercise of stock options.

(5)<F5>  Includes 230,000 shares issuable upon exercise of stock options.

(6)<F6>  Includes 280,000 shares issuable upon exercise of stock options.



Galaxy Energy Corporation Proxy Statement - Page 2

(7)<F7>  Includes 172,500 shares issuable upon exercise of stock options.

(8)<F8>  Includes 160,000 shares issuable upon exercise of stock options.

(9)<F9>  Includes 120,000 shares issuable upon exercise of stock options.

(10)<F10>Includes 90,000 shares issuable upon exercise of stock options.

(11)<F11>Includes 1,622,500 shares issuable upon exercise of stock options.

CHANGES IN CONTROL

         There are no agreements known to management that may result in a change of control of our company.

                        VOTING PROCEDURES AND TABULATION

         The Company will appoint one or more inspectors of election to act at the meeting and to make a written report thereof. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspectors will ascertain the number of shares outstanding and the voting power of each of such shares, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law. The inspectors will tabulate the number of votes cast for, against or abstained from the proposal described in the foregoing notice.

         The proposal to issue shares of Common Stock upon the conversion of convertible notes and upon the exercise of warrants to the extent such issuance requires shareholder approval under the rules of the American Stock Exchange must be approved by a majority of the shares of Common Stock present or represented and voting on the applicable proposal at the meeting. If a shareholder abstains from voting on this proposal, it will have the same effect as a vote cast "AGAINST" such proposal.

         If the Company receives a signed proxy card with no indication of the manner in which shares are to be voted on the proposal, such shares will be voted in accordance with the recommendation of the Board of Directors for such proposal.


         Brokers who hold shares in street name only have the authority to vote on certain items when they have not received instructions from beneficial owners. Any "broker non-votes" will be counted for the purposes of determining whether a quorum is present for the meeting, but will not be counted as votes cast regarding the proposal.



                    QUESTIONS AND ANSWERS ABOUT THE PROPOSAL

Q. WHAT PROPOSAL ARE SHAREHOLDERS BEING ASKED TO CONSIDER AT THE UPCOMING SPECIAL MEETING?


A. The Company is seeking approval to issue Common Stock upon the conversion of or in lieu of (1) cash payments on the convertible notes and the exercise of warrants, each of which were issued pursuant to the terms of a Securities Purchase Agreement entered into on August 19, 2004, and (2) cash payments on the convertible notes and the exercise of issuable warrants, each of which were issued or issuable pursuant to the terms of a Securities Purchase Agreement entered into on May 31, 2005, in each case to the extent such issuance equals or exceeds 20% of the Company's outstanding Common Stock.




Galaxy Energy Corporation Proxy Statement - Page 3

Q. WHY IS THE COMPANY SEEKING SHAREHOLDER APPROVAL TO ISSUE COMMON STOCK UPON THE CONVERSION OF OR IN LIEU OF CASH PAYMENTS ON THE CONVERTIBLE NOTES AND EXERCISE OF WARRANTS TO THE EXTENT SUCH ISSUANCE EQUALS OR EXCEEDS 20% OF THE COMPANY'S OUTSTANDING COMMON STOCK?


A. The Company's Common Stock is listed on the American Stock Exchange ("AMEX"). The AMEX rules require shareholder approval for any sale, issuance, or potential issuance of stock at a price below the greater of the book or market value, where the amount of stock being issued or potentially issuable is equal to or in excess of 20% of the common stock outstanding. Because of this rule, the Company is seeking approval to issue Common Stock upon the conversion of or in lieu of cash payments on the convertible notes and the exercise of issued and issuable warrants to the extent such issuance would equal or exceed 20% of the Company's outstanding Common Stock. The Company had obtained shareholder approval as to the notes and warrants issued in 2004. However, on December 1, 2005, the Company entered into a Waiver and Amendment with the holders of the 2004 notes and the holders of notes issued in May 2005, which, among other things, lowered the conversion price of the notes and exercise price of the warrants. The Company is seeking shareholder approval with respect to both the 2004 notes and May 2005 notes and related warrants due to this change, as the lowering of the conversion price and exercise price had the effect of increasing the number of shares issuable upon conversion of the notes and exercise of the warrants.



Q.       WHY WERE THE PRIVATE PLACEMENTS DONE?



A. The Company issued $15 million in convertible notes and related warrants in August 2004 and issued $5 million of additional convertible notes in October 2004 to fund the Company's coal bed methane development program in the Powder River Basin of Wyoming. More specifically, the funds were used to drill new wells and to complete and connect these and existing wells on the Company's Leiter Area, Pipeline Ridge and Tower (West Recluse and Glasgow) properties. In May 2005, the Company issued $10 million in convertible notes and related warrants to fund further coal bed methane development work in the Powder River Basin of Wyoming. The funds raised in May 2005 have been used to pay part or all of the costs to complete and hook up wells and complete the related production infrastructure on the Company's Leiter Area, Ucross and Pipeline Ridge properties in Wyoming.


Q.       WHAT HAPPENS IF THE PROPOSAL IS APPROVED?


A. If the proposal is approved, then the owners of the convertible notes may, at their option, or in some instances, at the Company's option, convert their convertible notes into Common Stock, and they may exercise warrants that they have received or may receive for Common Stock, even if the number of shares issued equals or exceeds 20% of the Company's outstanding Common Stock. Since the conversion price of the convertible notes has been lowered to $1.25 per share and the exercise price of the outstanding warrants has been lowered to $1.25, with the exercise price of issuable warrants capped at $1.25 per share, the aggregate percentage of Common Stock for which they would be convertible or exercisable could exceed the 20% threshold.


Q.       WHAT IF THE PROPOSAL IS NOT APPROVED?

A. If the proposal does not receive shareholder approval, and if the issuance equals or exceeds 20% of the Company's outstanding Common Stock, then the Company may be required to redeem for cash the portion of the convertible notes and the portion of the warrants that is not convertible or exercisable due to such 20% limitation. If the Company does not have sufficient cash at such



Galaxy Energy Corporation Proxy Statement - Page 4 time to effect a redemption, the Company will default on its obligations under the convertible notes and warrants.

Q. CAN THE CONVERSION OF THE CONVERTIBLE NOTES AND THE EXERCISE OF THE WARRANTS ALLOW THE INVESTORS TO OBTAIN CONTROL OF THE COMPANY?

A. No. The terms of the convertible notes and the warrants prohibit the conversion of any principal under the convertible notes or the exercise of any warrants which, after giving effect to such conversion or exercise, would cause a note or warrant holder and its affiliates to beneficially own at any time more than 4.99% of the outstanding Common Stock of the Company. Accordingly, no note or warrant holder could ever obtain control of the Company through conversion of the convertible notes or exercise of the warrants.



         PROPOSAL 1 - TO APPROVE THE ISSUANCE OF SHARES OF COMMON STOCK
  UPON CONVERSION OF THE CONVERTIBLE NOTES ISSUED IN 2004 AND MAY 2005, IN LIEU
     OF CASH PAYMENTS ON THE CONVERTIBLE NOTES, AND UPON THE EXERCISE OF THE WARRANTS THAT HAVE BEEN ISSUED OR ARE ISSUABLE UNDER THE TERMS OF THE NOTES,
         TO THE EXTENT SUCH ISSUANCE WOULD REQUIRE SHAREHOLDER APPROVAL
                 UNDER THE RULES OF THE AMERICAN STOCK EXCHANGE



         On August 19, 2004, the Company issued in a private placement $15 million of secured convertible notes initially convertible by the holders into 8,021,390 shares of Common Stock and warrants initially exercisable at $1.54 per share for 5,194,806 shares of Common Stock. These investors purchased an additional $5 million of secured convertible notes (with substantially the same terms) on October 27, 2004. These additional notes were initially convertible by the holders into 2,673,797 shares of Common Stock. The convertible notes issued in August 2004 and the additional convertible notes issued in October 2004 will be referred to in this proxy statement as the 2004 notes. Under the terms of the 2004 notes, the Company may make certain payments of principal and interest through the issuance of Common Stock in partial conversion of the notes. Under the terms of the warrants, once the Company's Common Stock trades at or above $2.31 per share for any 20 consecutive trading days, the holder would automatically be required to exercise its warrants for cash. The holder would then receive back the same number of replacement warrants having substantially the same terms as the initial warrants, but at a new warrant exercise price at a 15% premium to the then current price. The initial warrants and any additional warrants issued in replacement of such warrants are referred to in this proxy statement as the 2004 warrants. The issuance of shares of Common Stock upon the conversion of or in lieu of cash payments on the 2004 notes and upon the exercise of the 2004 warrants under certain circumstances could equal 20% or more of the Company's Common Stock outstanding.



         On May 31, 2005, the Company issued in a private placement $10 million of secured convertible notes initially convertible by the holders into 5,319,149 shares of Common Stock. These notes will be referred to in this proxy statement as the 2005 notes, and together with the 2004 notes will be referred to in this proxy statement as the convertible notes. Under the terms of the 2005 notes, the Company may make certain payments of principal and interest through the issuance of Common Stock in partial conversion of the notes. If the Company repurchases the notes prior to May 31, 2008, the holders will be issued warrants for a number of shares equal to the number of shares the notes are convertible into immediately prior to the repurchase. These warrants will be referred to in this proxy statement as the 2005 warrants, and together with the 2004 warrants will be referred to in this proxy statement as the warrants. The issuance of shares of Common Stock upon the conversion of or in lieu of cash payments on the 2005 notes and upon the exercise of the 2005 warrants under certain circumstances could equal 20% or more of the Company's Common Stock outstanding.




Galaxy Energy Corporation Proxy Statement - Page 5

         On December 1, 2005, the Company entered into a Waiver and Amendment with the holders of the convertible notes which, among other things, lowered the conversion price of the notes to $1.25 and exercise price of the 2004 warrants to $1.25 per share.



         The Company's Common Stock is listed on the American Stock Exchange ("AMEX"). The AMEX rules require shareholder approval for any sale, issuance, or potential issuance of stock at a price that is below the greater of the book or market value, where the amount of stock being issued equals or exceeds 20% of the outstanding common stock. Because under certain circumstances conversion of the convertible notes and exercise of the warrants could result in the issuance of Common Stock below the book value or market price and because of this rule and a related contractual commitment by the Company to the purchasers of the convertible notes and warrants, the Company is seeking shareholder approval to issue Common Stock upon the conversion of or in lieu of cash payments on the convertible notes and the exercise of the warrants to the extent such issuance equals or exceeds 20% of the Company's outstanding Common Stock. In October 2004, the Company's shareholders had approved the issuance of shares in connection with the 2004 notes and 2004 warrants. However, as described above, the Company agreed to reduce the conversion price of the 2004 notes and the exercise price of the 2004 warrants in December 2005, and this change necessitates obtaining shareholder approval. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK UPON CONVERSION OF THE COMPANY'S OUTSTANDING CONVERTIBLE NOTES, IN LIEU OF CASH PAYMENTS ON THE CONVERTIBLE NOTES, AND UPON THE EXERCISE OF THE WARRANTS TO THE EXTENT SUCH ISSUANCE REQUIRES SHAREHOLDER APPROVAL UNDER THE AMEX RULES. Set forth below is certain information with respect to the issuance of the convertible notes and the warrants.


REASON FOR ISSUANCE OF CONVERTIBLE NOTES AND WARRANTS


         The Company issued $15 million in convertible notes and related warrants in August 2004 and issued $5 million of additional convertible notes in October 2004 to fund the Company's coal bed methane development program in the Powder River Basin of Wyoming. More specifically, the funds were used to drill new wells and to complete and connect these and existing wells on the Company's Leiter Area, Pipeline Ridge and Tower (West Recluse and Glasgow) properties. In May 2005, the Company issued $10 million in convertible notes and related warrants to fund further coal bed methane development work in the Powder River Basin of Wyoming. The funds raised in May 2005 have been used to pay part or all of the costs to complete and hook up wells and complete the related production infrastructure on the Company's Leiter Area, Ucross and Pipeline Ridge properties in Wyoming.


PRINCIPAL TERMS OF CONVERTIBLE NOTES AND WARRANTS


         2004 NOTES. The 2004 notes were originally issued in the aggregate principal amount of $20 million, were originally due March 1, 2007 and bear interest at the prime rate plus 7.25%, adjusted quarterly. The Company's obligation to pay principal and interest under the 2004 notes began March 1, 2005. The Company may meet its payment obligations under the 2004 notes in either cash or by issuing Common Stock through mandatory conversions, provided certain conditions are met. The Company also has the right under specified circumstances to make voluntary prepayments of all or any portion of the outstanding principal under the 2004 notes. The note holders had the right at any time to convert the 2004 notes into shares of Common Stock of the Company at an initial conversion price of $1.87 (subject to adjustment to prevent dilution). All of the 2004 notes, excluding accrued interest, were initially convertible into 10,695,187 shares of Common Stock. On December 1, 2005, the conversion price was lowered from $1.87 to $1.25, the maturity date was extended to July 1, 2007, the monthly installment payments were deferred until April 1, 2006, and any redemption or conversion of the 2004 notes by the Company was extended until the later of April 1, 2006 or the date that is four months after the date on which shareholder approval is obtained. The Company also extended the period during which it has




Galaxy Energy Corporation Proxy Statement - Page 6 agreed to pay the holders of the 2004 notes interest equal to what would have accrued from date of redemption through and including the date that is the later of September 30, 2006 and the date that immediately precedes the date that is six months after the date on which shareholder approval is obtained, in the event the Company redeems the notes prior the later of October 1, 2006 and the date that is six months after the date on which shareholder approval is obtained. The number of conversion shares is subject to adjustment from time to time upon the occurrence of certain events described in the 2004 notes.



         2005 NOTES. $10 million in principal amount of convertible notes were issued on May 31, 2005. The 2005 notes have a term of 5 years and bear interest at the prime rate plus 7.25%, adjusted quarterly. The Company's obligation to pay interest on the 2005 notes began on July 1, 2005. The Company may meet its payment obligations under the 2005 notes in either cash or by issuing Common Stock through mandatory conversions, provided certain conditions are met. The note holders had the right at any time to convert the 2005 notes into shares of Common Stock of the Company at an initial conversion price of $1.88 (subject to adjustment to prevent dilution). All of the 2005 notes, excluding accrued interest, were initially convertible into 5,319,149 shares of Common Stock. On December 1, 2005, the conversion price was lowered from $1.88 to $1.25, increasing the number of conversion shares to 8,000,000 (excluding shares issuable for payment of accrued interest). The number of conversion shares is subject to adjustment from time to time upon the occurrence of certain events described in the 2005 notes.



         SECURITY. The convertible notes are secured by a first perfected security interest in all of the assets of the Company and its subsidiaries. In addition, the Company's subsidiaries have guaranteed payment of the convertible notes.



         2004 WARRANTS. The 2004 warrants were issued on August 19, 2004. They may be exercised for a term of three years. The number of shares of Common Stock of the Company initially issuable upon exercise of the warrants was 5,194,806 shares at an initial per share exercise price of $1.54. On December 1, 2005, the exercise price was lowered to $1.25 per share and the number of shares purchasable under the 2004 warrants was increased to 6,400,002. Both the number of warrant shares and the exercise price are subject to adjustment from time to time upon the occurrence of certain events described in the warrants.



         2005 WARRANTS. If issued, the 2005 warrants would be exercisable until May 31, 2008 (unless extended under certain circumstances). The initial maximum exercise price was $1.88, but was lowered on December 1, 2005 to $1.25 per share. Both the number of warrant shares and the exercise price are subject to adjustment from time to time upon the occurrence of certain events described in the 2005 warrants.



         LIMITATION ON CONVERSION OR EXERCISE. The terms of the convertible notes and the warrants prohibit the conversion of any principal under the convertible notes or the exercise of any warrants which, after giving effect to such conversion or exercise, would cause a note or warrant holder and its affiliates to beneficially own at any time more than 4.99% of the outstanding Common Stock of the Company.



         REGISTRATION RIGHTS. In connection with the issuance of the 2004 notes and the warrants, the Company entered into a registration rights agreement under which it is required to register 110% of the number of shares of Common Stock issuable upon exercise of the warrants and 175% of the greater of (i) the number of shares of Common Stock issuable upon conversion of the convertible notes, at an assumed conversion price approximately equal to the market price of the Common Stock and (ii) the number of conversion shares issuable at the fixed conversion price. The Company entered into a similar registration rights agreement in connection with the 2005 notes, under which it agreed to register 175% of the number of conversion shares issuable at the fixed conversion price.




Galaxy Energy Corporation Proxy Statement - Page 7

WHY THE COMPANY NEEDS SHAREHOLDER APPROVAL


         In accordance with Section 713 of the AMEX Company Guide, which requires shareholder approval for the sale, issuance, or potential issuance of common stock (or securities convertible into, or exercisable for, common stock) representing 20% or more of an issuer's common stock or voting power outstanding before such issuance at a price below the greater of the common stock's book or market value, and under the terms of the agreements pursuant to which the Company sold the convertible notes and the warrants and the December 1, 2005 waiver and amendment agreement, the Company is soliciting shareholder approval of the issuance of shares of Common Stock upon conversion of, or in lieu of cash payments on, the convertible notes and exercise of the warrants, to the extent such issuance would equal or exceed 20% of the Company's outstanding Common Stock. If the Company obtains shareholder approval, there is no limit over time on the number of shares that could be issued upon conversion of, or in lieu of cash payments on, the convertible notes and exercise of the warrants, and such issuance of shares of Common Stock will no longer be subject to shareholder approval under Section 713 of the AMEX Company Guide. If the Company does not obtain shareholder approval, the Company will not be obligated to issue any shares representing 20% or more of the outstanding Common Stock due to restrictions relating to Section 713. The holders would, however, have the right under such circumstances to require the Company to redeem in cash the portion of the remaining balance of the convertible notes and the portion of the warrants with respect to which shares cannot be issued, but there is no assurance that the Company would have sufficient cash at such time to effect the redemption. If the shareholders do not approve this proposal, and the Company does not have sufficient cash at such time to effect a redemption, the Company will default on its obligations under the convertible notes and warrants. In addition, if the Company does not obtain shareholder approval by March 1, 2006, a waiver given by the holders of the notes will be rendered null and void and the holders would thereafter be entitled to pursue any claim that any of them might have arising from Dolphin Energy Corporation (the Company's wholly-owned subsidiary) having entered into a Third Amendment to Participation Agreement with Exxel Energy Corporation as of October 4, 2005.


PROVISIONS OF THE CONVERTIBLE NOTES AND WARRANTS THAT COULD RESULT IN THE ISSUANCE OF SHARES


         Both the convertible notes and the warrants contain a number of provisions that could require or result in the issuance of, respectively, more than the number of shares of Common Stock into which the notes are currently convertible by the holders (excluding accrued interest) and the shares of Common Stock for which the warrants are exercisable. These provisions are summarized below.


CONVERTIBLE NOTES


         CONVERSION OF CONVERTIBLE NOTES IN LIEU OF CASH PAYMENTS; ADJUSTMENTS. The repayment of the convertible notes could result in the issuance of shares of Common Stock equal to or in excess of 20% of the Company's outstanding Common Stock at a price below the greater of the book or market value of the Common Stock. Since March 1, 2005, the Company has been obligated to repay the 2004 notes in monthly installments of principal in the amount of $833,333.33, plus accrued interest on the principal amount of the then outstanding convertible notes at the prime rate plus 7.25% per annum. Since July 1, 2005, the Company has been obligated to pay accrued interest on the then outstanding principal amount of the 2005 notes at the prime rate plus 7.25% per annum. At the Company's option, it may pay its monthly payments of principal and interest and its quarterly interest payments in cash or through a partial conversion of the convertible notes into shares of the Company's Common Stock at a conversion rate equal to the lesser of $1.25 (as may be adjusted to prevent dilution), or 93% of the weighted average trading price of the Company's Common Stock on the trading day preceding the conversion, assuming the satisfaction or waiver of certain conditions. Among other things, the Company's Common Stock must be trading above $1.00 per share, the Common Stock to be issued must be registered in a currently





Galaxy Energy Corporation Proxy Statement - Page 8 effective registration statement, and the conversion must not result in the holder converting an amount that exceeds a specified percentage of the trading volume during the conversion period. If the weighted average trading price remains low, the payment of the monthly principal and interest installments on the 2004 notes and the quarterly interest payments on the 2005 notes through partial conversion of the convertible notes could result in the issuance of shares of Common Stock equal to or in excess of 20% of the Company's outstanding Common Stock.



         Certain events may transpire that lower the applicable conversion price under the convertible notes or otherwise give the holders rights to additional shares of Common Stock, which could result in the issuance of shares of Common Stock at a price below the greater of the book or market value of the Common Stock and equal to or in excess of 20% of the Company's outstanding Common Stock. Any determination of the number of shares of the Company's Common Stock into which the convertible notes may be converted is subject to adjustment in the event of certain future issuances of securities or derivative securities, stock dividends, stock splits, stock combinations and other similar transactions. Any adjustments that lower the applicable conversion price could result in the issuance of shares of Common Stock at a price below the greater of the book or market value of the Common Stock and equal to or in excess of 20% of the Company's outstanding Common Stock. The convertible notes give the holders the right to any additional rights, including those obtained through the consolidation, merger or sale of assets of the Company or a similar transaction, that are granted, issued or sold to the Company's shareholders as if the holders had held the number of shares of Common Stock acquirable upon the complete conversion of the convertible notes at the time such rights become available to the shareholders. The convertible notes also give the holders the right to any dividends or distributions that are made to the Company's shareholders as if the holders had held the number of shares of Common Stock acquirable upon the complete conversion of the convertible notes at the time such rights become available to the shareholders. These additional rights could result in the issuance of shares of Common Stock equal to or in excess of 20% of the Company's total outstanding Common Stock.



         CONVERSION OF CONVERTIBLE NOTES AT THE OPTION OF THE HOLDER. The notes are convertible at the option of the holder, in whole or in part, at any time prior to their maturity at the current conversion price of $1.25. Any determination of the number of shares of the Company's Common Stock into which the convertible notes may be converted is subject, however, to adjustment in the event of certain future issuances of securities or derivative securities, stock dividends, stock splits, stock combinations and other similar transactions. Any adjustments that lower the applicable conversion price could result in the issuance of shares of Common Stock at a price below the greater of the book or market value of the Common Stock and equal to or in excess of 20% of the Company's outstanding Common Stock. If the Company does not timely effect a conversion of the convertible notes, it will be subject to cash penalties, additional adjustments to the applicable conversion price, and other penalties described in the convertible notes. Moreover, in such case, the holders of the convertible notes may require the Company to redeem all of the outstanding principal amount of the convertible notes at that time (as discussed below), which could ultimately result in a further adjustment to the applicable conversion price.



         MANDATORY CONVERSION OR REDEMPTION OF THE 2004 NOTES. The holders of the 2004 notes may elect to have a portion of the principal amount repaid early by the Company, if the Company fails to meet an equity liquidity test or a share availability test, which are measured monthly. The equity liquidity test means that the product of 20% of the average monthly dollar trading volume during the prior 3 months and the number of months then remaining in the term of the 2004 notes must be greater than the outstanding principal balance of and accrued interest on the 2004 notes. The share availability test means that the product of (i) the average of the weighted average price for the 10 consecutive trading days immediately preceding the date of determination multiplied by (ii) the number of shares registered for resale and reserved for issuance, less the number of 2004 warrant shares then outstanding, must be greater than the outstanding principal balance of and accrued interest on the 2004 notes. In the event of a failure




Galaxy Energy Corporation Proxy Statement - Page 9 of either test, the Company would be required to redeem in cash and/or provide for the early conversion of a sufficient amount of the 2004 notes in order to meet that test. Since the conversion rate would be equal to the lesser of $1.25 (as may be adjusted to prevent dilution), or 93% of the weighted average trading price of the Company's Common Stock on the trading day preceding the conversion, such conversion could result in the issuance of shares of Common Stock at a price below the greater of the book or market value of the Common Stock and equal to or in excess of 20% of the Company's outstanding Common Stock.



         MANDATORY REDEMPTION OF THE 2005 NOTES. The holders of the 2005 notes may elect to have the notes repaid in cash at any time after May 31, 2008.



         REDEMPTION AND DEFAULT PROVISIONS IN THE CONVERTIBLE NOTES. Certain events, referred to as "Triggering Events," could result in an adjustment that lowers the applicable conversion price and the issuance of shares of Common Stock at a price below the greater of book or market value and equal to or in excess of 20% of the Company's outstanding Common Stock. Upon the occurrence of a Triggering Event, the holders of the convertible notes may cause the Company to redeem the convertible notes in cash. Circumstances that are deemed Triggering Events under which the holders may cause the Company to redeem the convertible notes include: the Company's failure to obtain and/or maintain the effectiveness of any of the registration statements covering the resale of the Common Stock underlying the convertible notes and the warrants, the failure of the Common Stock to be listed on the OTC Bulletin Board, AMEX, another national securities exchange, the NASDAQ National Market or the NASDAQ SmallCap Market, the suspension from trading of the Company's Common Stock for a period of five consecutive trading days or for more than 10 trading days in any 365-day period, the Company's failure to timely deliver shares of Common Stock upon conversion of the convertible notes or exercise of the warrants, material breaches by the Company under the applicable securities purchase agreement, the convertible notes, the warrants, the registration rights agreement or any other agreement entered into in connection with the transactions contemplated by such agreements, and the Company's failure to make its monthly installments or quarterly interest payments as provided in the convertible notes.



         However, if the Company does not have sufficient cash to effect a redemption as a result of a Triggering Event, the holders are entitled to void their redemption notices and receive a reset of their applicable conversion price to the lesser of the conversion price then in effect, or the lowest weighted average price of the Company's Common Stock during the period beginning on the date on which the notice of redemption is delivered to the Company and ending on the date the holder delivers notice to the Company of its intent to void the redemption notice. This reset to a lower applicable conversion price could result in the issuance of shares of Common Stock at a price below the greater of book or market value and equal to or in excess of 20% of the Company's outstanding Common Stock.



         The occurrence of an event of default under the convertible notes could also result in the issuance of shares of Common Stock at a price below the greater of book or market value and equal to or in excess of 20% of the Company's outstanding Common Stock. If an event of default occurs, the holders of the convertible notes may declare the convertible notes, including all amounts due thereunder, to be due and payable immediately. Such amount would bear interest at the rate of 2.0% per month until paid in full. If the Company does not timely pay the amounts due, the holders of the convertible notes may void the acceleration and the conversion price would be adjusted to the lesser of the conversion price then in effect, or the lowest weighted average price of the Company's Common Stock during the period beginning on the date on which the convertible notes became accelerated and ending on the date on which the holders of the convertible notes notify the Company of their intent to void the acceleration. This reset to a lower applicable conversion price could result in the issuance of shares of Common Stock at a price below the greater of book or market value and equal to or in excess of 20% of the Company's outstanding Common Stock. The events of default include any failure to pay any principal amount of the convertible






Galaxy Energy Corporation Proxy Statement - Page 10 notes when due, failure to comply with any material provision of the convertible notes, some payment defaults of the Company's other indebtedness, initiation of bankruptcy proceedings by or against the Company and the Company's failure to timely file any report with the SEC under the Securities Exchange Act of 1934.


WARRANTS


         In connection with the sale of the 2004 notes, the Company issued warrants and may issue additional warrants to the purchasers of the 2004 notes. Effective December 1, 2005, the 2004 warrants give the holders the right to purchase from the Company, until August 19, 2007, an aggregate of 6,400,002 shares of the Company's Common Stock for $1.25 per share. If the Company repurchases the 2005 notes prior to May 31, 2008, the holders will be issued warrants for a number of shares equal to the number of shares the notes are convertible into immediately prior to the repurchase. If issued, the 2005 warrants would give the holders the right to purchase from the Company, until May 31, 2008 (unless extended under certain circumstances), shares of the Company's Common Stock at a price not to exceed $1.25 per share. Certain events may transpire that lower the applicable exercise price under the warrants, increase the number of shares for which the warrants are exercisable, or otherwise give the holders rights to additional shares of Common Stock, which could result in the issuance of shares of Common Stock at a price below the greater of book or market value and equal to or in excess of 20% of the Company's outstanding Common Stock. Both the number of shares for which the warrants are exercisable and the exercise price of the warrants are subject to anti-dilution adjustments in the event of certain future issuances of securities or derivative securities, stock dividends, stock splits, stock combinations and any other similar transactions. Any adjustments that increase the number of shares, result in the issuance of additional warrants, or lower the exercise price could result in the issuance of shares of Common Stock at a price below the greater of book or market value and equal to or in excess of 20% of the Company's outstanding Common Stock. The warrants also give the holders the right to any additional rights, including those obtained through the consolidation, merger or sale of assets of the Company or a similar transaction, that are granted, issued or sold to the Company's shareholders as if the holders had held the number of shares of Common Stock acquirable upon the complete exercise of the warrants at the time such rights become available to the shareholders. These additional rights could result in the issuance of shares of Common Stock at a price below the greater of book or market value and equal to or in excess of 20% of the Company's total outstanding Common Stock.


POTENTIAL DILUTION AND MARKET CONSEQUENCES


         The issuance of shares of Common Stock pursuant to the convertible notes and warrants could substantially dilute the interests of the Company's other shareholders. The convertible notes, with an aggregate outstanding principal balance of $22.5 million as of the date of this proxy statement, were convertible by the holders into Common Stock at any time prior to their respective maturity dates at initial conversion prices of $1.87 and $1.88, subject to adjustments in the event of certain future issuances of securities or derivative securities, stock splits, stock dividends, stock combinations and other similar transactions. As of December 1, 2005, the conversion price was lowered to $1.25. Moreover, the conversion price of the convertible notes could be lowered, perhaps substantially, in a variety of circumstances, including: the Company's issuance of Common Stock below the convertible notes' conversion price, either directly or in connection with the issuance of most securities that are convertible into, or exercisable for, shares of its Common Stock, the Company's failure to comply with specific registration and listing obligations applicable to the Common Stock into which the convertible notes are convertible, and the Company's breaching other obligations to the holders of the convertible notes.



         Correspondingly, the Company issued to the holders of 2004 notes three-year warrants entitling the warrant holders to purchase (as of December 1, 2005) an aggregate of 6,400,002 shares of its




Galaxy Energy Corporation Proxy Statement - Page 11

Common Stock at an exercise price of $1.25 per share and providing for the issuance of replacement warrants on terms substantially similar to the initial warrants, but at a 15% premium to the then current price, in the event the Company's stock trades at or above $2.31 per share for any 20 consecutive trading days. Also, under certain conditions, the Company has agreed to issue to the holders of 2005 notes warrants entitling the warrant holders to purchase shares of its Common Stock at a an exercise price not to exceed $1.25 per share and providing for the issuance of replacement warrants on terms substantially similar to the initial 2005 warrants. Both the number of warrants and the exercise price are subject to adjustments that could make them further dilutive to the Company's other shareholders. There is no "ceiling" on the number of warrants that may be issuable under certain circumstances under the anti-dilution adjustments in the warrants.


         To the extent the holders convert the convertible notes or exercise the warrants and then sell the shares of the Company's Common Stock they receive upon conversion or exercise, the Company's stock price could decrease due to the additional amount of shares available in the market. The subsequent sales of these shares could encourage short sales by the Company's shareholders and others, which could place further downward pressure on the Company's stock price. Moreover, the note and warrant holders, subject to applicable laws, may hedge their positions in the Company's stock by shorting its stock, which could further adversely affect the stock price. The effect of these activities on the Company's stock price could increase the number of shares required to be issued upon conversion of the convertible notes, in lieu of cash payments on the convertible notes or upon exercise of the warrants.


         Even though no holder may convert any principal amount under its convertible notes or exercise its warrants if upon such conversion or exercise such holder, together with its affiliates, would beneficially own at any time more than 4.99% of the Company's outstanding Common Stock following such conversion or exercise, this restriction does not prevent a holder from selling a substantial number of shares in the market. By periodically selling shares into the market, an individual holder could eventually sell more than 4.99% of the Company's Common Stock while never holding more than 4.99% at any specific time. This process could also result in the issuance of shares of Common Stock at a price below the greater of book or market value and equal to or in excess of 20% of the Company's outstanding Common Stock.


WHERE YOU CAN FIND ADDITIONAL INFORMATION


         The terms of the convertible notes and warrants are complex and only briefly summarized in this proxy statement. Shareholders wishing further information concerning the rights, preferences and terms of the convertible notes and warrants are referred to the documents filed as exhibits to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on August 20, 2004, June 1, 2005 and December 2, 2005.



                     SHAREHOLDER PROPOSALS AND OTHER MATTERS


         If a shareholder intends to present a proposal for action at the Company's 2006 annual meeting and wishes to have such proposal considered for inclusion in the Company's proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must have been submitted in writing and received by the Company by January 16, 2006. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholder proposals.



         For any proposal that is not submitted for inclusion in the proxy statement for the 2006 annual meeting but is instead sought to be presented directly at next year's annual meeting, Securities and Exchange Commission rules permit management of the Company to vote proxies in its discretion if (a)



Galaxy Energy Corporation Proxy Statement - Page 12 the Company receives notice of the proposal before the close of business on April 1, 2006 and advises shareholders in the proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) the Company does not receive notice of the proposal prior to the close of business on April 1, 2006.


         The cost of solicitation of proxies will be borne by the Company. Solicitation may be made by mail, personal interview, telephone and/or telegraph by officers and regular employees of the Company, who will receive no additional compensation therefor. The Company will bear the reasonable expenses incurred by banks, brokerage firms and custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners.

         The Company will provide, by first class mail or other equally prompt means, a copy of the information that is incorporated by reference in the proxy statement, without charge, to each person to whom a proxy statement is delivered upon written or oral request within one day of receipt of such request. Requests for such information may be directed to Galaxy Energy Corporation, Attention:
Corporate Secretary, 1331 - 17th Street, Suite 1050, Denver, Colorado 80202, telephone (303) 293-2300.

                                          GALAXY ENERGY CORPORATION


                                          Marc E. Bruner
                                          President and Chief Executive Officer


Denver, Colorado
January 23, 2006


















Galaxy Energy Corporation Proxy Statement - Page 13

                                      PROXY
                            GALAXY ENERGY CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned hereby appoints Marc E. Bruner and Christopher S. Hardesty, and either of them, proxies with power of substitution in each, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock, $0.001 par value per share ("Common Stock"), of GALAXY ENERGY CORPORATION, standing in the name of the undersigned at the close of business on January 17, 2006, at the special meeting of shareholders to be held on February 22, 2006, at Denver, Colorado, and at any adjournment thereof and especially to vote on the items of business specified herein, as more fully described in the notice of the meeting dated January 23, 2006, and the proxy statement accompanying the same, the receipt of which is hereby acknowledged.


         This proxy when duly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL TO APPROVE ISSUANCE OF SHARES OF COMMON STOCK TO THE EXTENT SUCH ISSUANCE REQUIRES APPROVAL UNDER AMERICAN STOCK EXCHANGE RULES.

         PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY.
[X]


1. PROPOSAL TO APPROVE ISSUANCE OF SHARES OF COMMON STOCK, TO THE EXTENT ISSUANCE REQUIRES APPROVAL UNDER AMERICAN STOCK EXCHANGE RULES. The undersigned hereby votes in response to the proposal to approve the issuance of shares of Common Stock upon conversion of the Company's convertible notes issued in 2004 and May 2005, in lieu of cash payments on the convertible notes, and upon the exercise of the warrants that have been issued or may be issued under the terms of the notes, to the extent that such issuance requires shareholder approval under the rules of the American Stock Exchange.


                  FOR  [ ]          AGAINST  [ ]              ABSTAIN  [ ]

2. In their discretion, the undersigned hereby authorizes the proxies to vote upon such other business or matters as may properly come before the meeting or any adjournment thereof.

                  FOR  [ ]          AGAINST  [ ]              ABSTAIN  [ ]

AUTHORIZED SIGNATURES - SIGN HERE - THIS SECTION MUST BE COMPLETED FOR YOUR INSTRUCTIONS TO BE EXECUTED.

         The undersigned hereby revokes any proxy or proxies heretofore given to represent or vote such Common Stock and hereby ratifies and confirms all action that said proxies, their substitutes, or any of them, might lawfully take in accordance with the terms hereof.

Signature 1 - Please keep                Signature 2 - Please keep
Signature within the box                 Signature within the box               Date (mm/dd/yyyy)


[                                   ]    [                                   ]  [        /        /          ]
 -----------------------------------      -----------------------------------    -------- -------- ----------

NOTE: This proxy should be signed exactly as name appears hereon. Joint owners should both sign. If signed as attorney, executor, guardian, or in some other representative capacity, or as an officer of a corporation, please indicate full title or capacity. Please complete, date and return it in the enclosed envelope, which requires no postage if mailed in the United States.